Exhibit 10.18

January 4, 2018

To: Charles “CJ” Prober

Re: Terms of Separation

Dear CJ:

This letter confirms the agreement (“Agreement”) between you and GoPro, Inc. (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.    Separation Date: February 16, 2018 is your last day of employment with the Company (the “Separation Date”).
2.    Acknowledgment of Payment of Wages: Upon your Separation Date, we will provide you a final paycheck for all wages, salary, bonuses, commissions, accrued PTO (if applicable) and any similar payments due you from the Company as of the Separation Date. In addition, we will provide you 60 days pay in lieu of notice, pursuant to the California WARN Act. You agree to acknowledge those payments, as provided in Exhibit B, upon the Separation Date once the payments are made to you.
3.    Separation Compensation: In exchange for your agreement to the general release and waiver of claims and your other promises herein, including the execution of Exhibit B hereto upon your Separation Date, and subject to your prior execution and making irrevocable of this Agreement and Exhibit B hereto, the Company agrees to provide you with the following:
a.    Separation Pay: The Company agrees to pay you, within ten (10) days following the Effective Date (as defined below) of this Agreement, or, if later, upon your Separation Date, a total of $375,000.00, less applicable state and federal payroll deductions. Additionally, your bonus payment for fiscal year 2017 will be paid based on your current target percentage and the actual Company performance, as determined by Compensation and Leadership Committee of the Company, to be determined consistent with bonus determinations for other senior executives of the Company and with payment to occur on or before March 15, 2018, less applicable state and federal payroll deductions.
b.    COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the employer portion of insurance premiums to continue your existing health benefits for twelve (12) months following the end of the month of your Separation Date. You will remain responsible for, and must continue to pay any amounts, co-payments, etc. that you would have paid had your employment continued.

c.    Equity Vesting: Upon the Separation Date, the Company will accelerate the vesting of a portion of your outstanding awards of restricted stock units (RSUs) as of the Separation Date, as follows: all RSU’s that are unvested as of the Separation Date and that would have vested between the Separation Date and February 16, 2019 had you remained employed with the Company through February 16, 2019. If the release contemplated in this Agreement does not become effective by the sixtieth day after your Separation Date, the RSUs that are accelerated under this paragraph and consequently settled will be forfeited by you without consideration and returned to the Company.
By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
4.    Return of Company Property: You represent and warrant that you have returned to the Company all property and data of the Company of any type whatsoever that has been in your possession or control, and have deleted all copies of documents or other data of the Company from any home computer or personal device, as well as from any personal storage accounts such as Dropbox or Box (or any other storage solution).
5.    Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit A hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence, and that you will not access or make use of such Proprietary Information for yourself or on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you or retained any such documents or data or any reproduction thereof.
6.    Equity Awards: Other than as set out in Section 3(c), above, please refer to your equity award(s) information in your E*TRADE GoPro Stock Plan Account and the original plan document(s) and agreement(s) for the specific terms and conditions of your equity awards.  Pursuant to the applicable plan document, because your employment is terminating on the Separation Date, any unvested shares as of the Separation Date, other than as noted in Section 3(c), above, will not vest.  If you have a stock option, your rights concerning the option will continue to be governed by the Stock Option Agreement(s).  Per the Stock Option Agreement(s), you will have three (3) months following the Separation Date to exercise the Unexercised Vested Shares. After this date, you will no longer have a right to exercise the Option as to any shares. To view your equity award information, model potential exercises and to exercise any available stock options during your post termination grace period, please log on to your E*TRADE GoPro Stock Plan Account.

7.    General Release and Waiver of Claims:
a.    The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any and all claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for any alleged unpaid wages due or additional compensation or benefits arising out of your employment or your separation of employment, as to which you agree that there is a good-faith dispute as to whether any such wages are due, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. However, nothing in this Agreement extends to claims you may have for:
i. any right to file an administrative charge or complaint with, or testify, assist or participate in an investigation, hearing or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, or any right described in Section 9(b) herod;
ii. unemployment, workers’ compensation, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
iii. continuation of participation in Company-sponsored group health benefit plans, at your full expense, under COBRA and/or applicable state counterpart law, following the expiration of the twelve (12) month period set forth in Section 3(b) hereof;
iv. any rights to vested benefits, such as pension or retirement benefits;
v. indemnification rights that you may have against any of the Releasees;
vi. Any rights and claims under any Company D&O insurance policy or plan and
vii. Any wrongful act of omission occuring after the date you sign this Agreement.
b.    By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c.    You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for unemployment, state disability, or indemnity under California Labor Code section 2802, or any claims for enforcement of this Agreement. With regard to Labor Code Section 2802, you represent and warrant that you have been reimbursed all business expenses and other expenditures incurred in direct consequence of your duties for the Company. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.    Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after you execute this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that:
a.    You should consult with an attorney prior to executing this Agreement;
b.    You have forty-five (45) days within which to consider this Agreement;
c.    You have seven (7) days following your execution of this Agreement to revoke this Agreement;
d.    this Agreement shall not be effective until after the revocation period has expired; and
e.    nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
In the event you sign this Agreement and return it to the Company in less than the 45-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement. You acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after you sign this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 45-day period.
9.    Pending and Future Claims:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.    Nothing in this Agreement prohibits you from engaging in “protected activity,” which for purposes of this Agreement means filing a charge or complaint, or otherwise disclosing relevant information to or communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board but does not include the disclosure of any Company attorney-client privileged communications. Nor does anything in this Agreement require you to obtain prior authorization from the Company or to inform the Company prior to engaging in any protected activity.
c.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
10.    Nondisparagement: Other than in connection with filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other comparable federal, state, or local agency, or under a valid subpoena or court order to do so, you agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, or employees,or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company acknowledges and agrees that, other than in connection with participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state, or local agency, or under a valid subpoena or court order to do so, it will not make any public statements disparaging you and it will direct the following officers and directors not to disparage you: (1) members of the Company’s executive team as of the date of this Agreement and any additional employees that become members of the executive team within sixty days of the date of this Agreement, (2) members of the Company’s Board of Directors as of the date of this Agreement.
11.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS using the JAMS Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. This arbitration agreement shall be construed and interpreted in accordance with the laws of the state of California and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

12.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement (as set forth in paragraph 11), the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
13.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
14.    Employment References: All inquiries by potential future employers will be directed to the GoPro Human Resources department. Unless otherwise agreed by you, upon inquiry, the Company shall only state the following: your last position and dates of employment.
15.    Complete and Voluntary Agreement: This Agreement, together with Exhibits A, B and C hereto, any Restricted Stock Unit Agreements and/or Stock Option Agreements you may have, and the Employee Invention Assignment and Confidentiality Agreement, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. You understand and agree that you are executing this Agreement with the full intent of releasing all of your claims against the Company and any of the other Releasees. You acknowledge that:
a.    You have read this Agreement;
b.    You have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or have elected not to retain legal counsel;
c.    You understand the terms and consequences of this Agreement and of the releases it contains; and
d.    You are fully aware of the legal and binding effect of this Agreement.

16.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
18.    Review of Separation Agreement: You understand that you may take up to forty-five (45) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.
19.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it, so long as you do not revoke it as provided herein.
20.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
21.    Employee Information Disclosure: You acknowledge being given as part of this Agreement the following information as required by the Older Workers Benefit Protection Act: (i) description of the group of individuals to whom the Company is offering separation benefits in exchange for a release of claims (i.e., the decisional unit); (ii) eligibility factors for inclusion in that group; (iii) the time limits applicable to the separation benefits offer; (iv) the job titles and ages of all individuals to whom the Company is offering separation benefits in exchange for a release of claims; and (v) the ages of all individuals to whom the Company did not offer separation benefits in exchange for a release of claims but who were in the same job classifications or organizational unit as any individual covered in the group described in (iv). This information is provided in Exhibit C of this Agreement and is incorporated into this Agreement.
If you agree to abide by the terms outlined in this letter, please sign this letter below and return it to me.

Sincerely,

/s/ Laura Robblee
Laura Robblee
VP, People, GoPro Inc.

READ, UNDERSTOOD AND AGREED

/s/ Charles "CJ" Prober	January 4, 2018
Charles "CJ" Prober	Date

DIRECT DEPOSIT

By signing below, you agree that your Separation Compensation will be direct deposited into your bank account.

READ, UNDERSTOOD AND AGREED

/s/ Charles "CJ" Prober	January 4, 2018
Charles "CJ" Prober	Date

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Woodman Labs, Inc. (d/b/a GoPro Camera), a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:
1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company. As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.
2.    Disclosure of Inventions. I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.
3.    Work for Hire; Assigned Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.    Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.
5.    Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.
6.    Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7.    Assistance. I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.    Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how. Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.
9.    Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.
10.    Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.
11.    No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.
12.    “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.    Company Opportunities; Duty Not to Compete. During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.
14.    Non-Solicitation of Employees/Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.
15.    Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
16.    Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.
17.    Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.
18.    Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.
20.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21.    Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.
22.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Company may assign any of its rights and obligations under this Agreement. I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.
23.    Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.
24.    Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
25.    Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is May 30, 2014 (the “Effective Date”).

Company:		Employee:

By:	/s/ Allison Banks	/s/ Charles J. Prober
Signature
Name:	Allison Banks	Charles J. Prober
Name (Please Print)
Title:	Senior Director of Human Resources

Exhibit A
LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date	or Brief Description

EXHIBIT B

CONFIRMATION OF PAYMENT AND RE-AFFIRMATION OF RELEASE

(1)    Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on your Separation Date, we provided you a final paycheck for all wages, salary, bonuses, commissions, accrued PTO (if applicable) and any similar payments due you from the Company as of the Separation Date. We also provided 60 days pay in lieu of notice, pursuant to the California WARN Act. By signing below, you acknowledge that the Company does not owe you any other amounts, except as provided as Separation Compensation.
(2)    Re-affirmation of the Release, Representations and Acknowledgements in the Agreement: By your signature below, you are re-affirming the release in Section 7 of the Agreement in addition to the representations and acknowledgements set out in the Agreement, so that they are being made again on the Separation Date.

READ, UNDERSTOOD AND AGREED

Charles "CJ" Prober	Date

EXHIBIT C

INFORMATION CONCERNING REDUCTION IN FORCE
GoPro, Inc

Do not sign your Agreement until you have read and reviewed this Notice

Effective Date: January 4, 2018

Explanation: GoPro, Inc. is reducing its workforce to reduce costs, eliminate overlapping functions, and to meet the general operational needs of the Company. The selected individuals working for the Company whose positions are being eliminated as a result of the RIF are included in the employment termination program. The decisional unit for your employment termination is listed in the table below.

The Company considered the following eligibility factors when deciding which positions would be affected: (1) the future needs of the Company for the duties performed by the position; (2) whether the functions of the position could be assumed by an employee in a different position; (3) the experience of the employee currently in the position; and (4) the performance of the employee currently holding the position.

All of the employees whose positions are affected will be offered separation compension, benefits continuation, and outplacement services in exchange for their agreement to a general release of claims. An employee is eligible to receive the severance payments and benefits described in the Agreement if the individual is selected for termination in the layoff, signs and returns the Agreement, and does not revoke it within the time frame described below. Except for those employees selected for layoff, no other employee is eligible or offered consideration in exchange for signing the Agreement.

Pursuant to federal law, employees age 40 and older will be allowed to consider their release agreements for 45 days and, after the agreement is executed, may revoke the agreement within 7 days of execution. Employees under the age of 40 will have 7 days to consider their release agreements but may not revoke their release agreements once they are signed.

In layoff situations where an employer offers release packages to a group of employees, employment laws require the employer to disclose certain information to the affected employees age 40 and older who are considering the release. The Agreement of which this document is a part satisfies this disclosure requirement. There are no other employees affected in your decisional unit.